Exhibit 99.1

Hampden Bancorp, Inc. Continues to Report Record Year-to-Date Net Income and Earnings Per Share; Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--May 6, 2014--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and nine months ended March 31, 2014.

Core net income increased by $1.1 million, or 49%, to $3.5 million for the nine months ended March 31, 2014, or fully diluted core earnings per share (“EPS”) of $0.65 as compared to $2.4 million, or fully diluted core EPS of $0.42, for the same period in 2013. For the nine months ended March 31, 2014, net income increased to $3.2 million, or fully diluted EPS of $0.60, as compared to $2.4 million, or fully diluted EPS of $0.42, for the same period in 2013. Core income excludes net non-core (non-recurring) charges in the nine months ended March 31, 2014 related to a proxy contest and does not constitute a financial measure under United States Generally Accepted Accounting Principles (“U.S. GAAP”)1. This core net income, net income and EPS represents the largest nine month core net income, net income and EPS performance by Hampden Bancorp, Inc. since its inception. At the Company’s 2013 Annual Shareholders’ Meeting that took place on November 5, 2013, Hampden Bancorp, Inc.’s stockholders elected the Company’s director nominees and voted against a stockholder’s proposal. The expenses associated with this proxy contest totaled $410,000 for the nine months ended March 31, 2014 and are included in non-interest expense under U.S. GAAP. There were no non-core charges during the nine months ended March 31, 2013. Net income increased $196,000, or 23.8%, to $1.0 million for the three months ended March 31, 2014, or $0.19 per fully diluted share as compared to $825,000, or $0.15 per fully diluted share, for the same period in 2013.

Overview

Glenn S. Welch, President and CEO stated, "We are pleased to deliver record basic earnings per share with an increase of 27% over the comparable quarter last year. Year to date earnings per share have increased 42% over the same nine month period in our 2013 fiscal year. Core earnings per share increased 53% for the same nine month period. The Company’s emphasis on commercial lending continues to pay dividends by providing strong loan and deposit growth. Despite the cost of our proxy contest, we have controlled expenses well as demonstrated by the 3.7% decrease in non-interest expense quarter over quarter and 5.6% year to date. The Company has and is negotiating with all major vendors to control costs. We continue to hold the line on increasing staff in an effort to remain efficient.

The Company’s ROAE, ROAA, and the efficiency ratio improved driven by loan growth, expense control and fee income. Our margin compression has slowed and appears to be stabilizing as we grow our higher yielding commercial loan portfolio.

Our asset quality ratios showed a small decline in the quarter. The uptick was related to one commercial loan and one jumbo residential loan. The Company believes that both loans are under control and should be corrected in the coming months. Our allowance provides good coverage to our non-performing loans and is among the highest of our peers.

We continue to attract many well-known businesses in our community that want to deal with a strong, local community bank that is able to respond to their needs in a timely manner. The market is competitive but we compete on reputation and service not pricing and underwriting concessions. The larger national and regional institutions continue to provide opportunities to obtain business from them as their customers look toward community banks like Hampden Bank to meet their needs. An in-market merger of one of our largest competitors may also provide additional opportunities should their customers feel disenfranchised.

To control the Company’s interest rate risk we continue to sell our long term mortgages. We offer some competitive fixed rate products with shorter amortization as alternatives to the larger and costlier long term traditional mortgages. We continue to market a program allowing borrowers to refinance to reduce their rates which could generate additional fee income through the sale of the longer term refinanced loans.

We believe our loan growth and an emphasis on fee income and expense control will allow us to continue to report strong earnings and deliver sustainable stockholder value.”

Nine Months Ended March 31, 2014

Net income for the nine months ended March 31, 2014 increased $893,000, or 37.9%, to $3.2 million, or $0.60 per fully diluted share, as compared to $2.4 million, or $0.42 per fully diluted share, for the same period in 2013. As noted above, the Company had a $1.1 million increase in core net income for the nine months ended March 31, 2014 to $3.5 million, or $0.65 per fully diluted share, as compared to $2.4 million, or $0.42 per fully diluted share, for the same period in 2013. As described above, core net income excludes the non-recurring expense incurred in connection with the proxy contest.

The Company had an increase in net interest income of $1.0 million, or 7.4%, for the nine months ended March 31, 2014 compared to the nine months ended March 31, 2013. Interest and dividend income increased $757,000, or 4.2%, for the nine months ended March 31, 2014 compared to the same period last year mainly due to an $812,000 increase in loan interest income due to an increase in average balances. For the nine months ended March 31, 2014, interest expense decreased by $284,000, or 6.8%, compared to the nine months ended March 31, 2013. This included a decrease in deposit interest expense of $526,000 due to a decrease in rates offset by an increase in the average balance of deposits. This decrease in deposit expense was partially offset by an increase in borrowing interest expense of $242,000 due to an increase in average balances offset by a decrease in rates. The net interest margin declined to 3.10% for the nine months ended March 31, 2014 compared to 3.15% for the nine months ended March 31, 2013. The provision for loan losses increased $75,000 for the nine months ended March 31, 2014 compared to the same period in 2013 primarily due to increased loan growth.

For the nine months ended March 31, 2014 there was a decrease in total non-interest income of $414,000 compared to the nine months ended March 31, 2013. There was a $523,000, or 69.9%, decrease in the gain on sale of loans during the nine months ended March 31, 2014 compared to the same period in 2013 due to a decrease in the volume of residential loan refinances. There was also a $114,000 decrease in the gain on sale of securities during the nine months ended March 31, 2014 compared to the same period in 2013. Partial offsets to these decreases were a $145,000, or 9.7%, increase in customer service fees due to a change in fee structure and a $97,000, or 20.9%, increase in other non-interest income which was mainly due to an increase in the fair value of mortgage servicing rights for the nine months ended March 31, 2014 compared to the same period in 2013.

Total non-interest expense decreased $742,000, or 5.6%, for the nine months ended March 31, 2014 compared to the nine months ended March 31, 2013. This included $410,000 of non-recurring charges due to a proxy contest as previously described. There was a $482,000, or 6.5%, decrease in salaries and employee benefits due to the Company’s restructuring of its senior management team and staff positions, as well as a significant reduction in expenses related to grants under the 2008 Equity Incentive Plan. There were also decreases in data processing services and other general and administrative expenses reflective of the Company’s cost reduction strategy. The Company’s combined federal and state effective tax rate was 36.0% for the nine months ended March 31, 2014 compared to 37.8% for the same period in 2013.

Three Months Ended March 31, 2014

Net income for the three months ended March 31, 2014 increased 23.8% to $1.0 million, or $0.19 per fully diluted share, as compared to $825,000, or $0.15 per fully diluted share, for the same period in 2013.

The Company had an increase in net interest income of $564,000, or 12.3%, for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. Interest and dividend income increased $510,000, or 8.6%, for the three months ended March 31, 2014 compared to the same period last year mainly due to a $431,000, or 8.2%, increase in loan interest income due to an increase in average balances. For the three months ended March 31, 2014, interest expense decreased by $54,000, or 4.0%, compared to the three months ended March 31, 2013. This included a decrease in deposit interest expense of $169,000 due to a decrease in rates offset by an increase in the average balance of deposits, which was partially offset by an increase in borrowing interest expense of $115,000 due to an increase in average balances. The net interest margin increased to 3.08% for the three months ended March 31, 2014 compared to 3.01% for the three months ended March 31, 2013 as a result of the continued emphasis of growing the higher yielding commercial portfolio. The provision for loan losses increased $50,000, to $150,000, for the three months ended March 31, 2014 compared to $100,000 for the same period in 2013 primarily due to increased loan growth.

For the three months ended March 31, 2014 there was a decrease in total non-interest income of $390,000 compared to the three months ended March 31, 2013. There was a $191,000, or 82.7%, decrease in the gain on sale of loans and an $114,000 decrease in the gain on sale of securities during the three months ended March 31, 2014 compared to the same period in 2013. There was a $113,000 decrease in other non-interest income due to a decrease in the fair value of mortgage servicing rights for the three months ended March 31, 2014 compared to the same period in 2013. A partial offset to these decreases was a $35,000, or 7.5%, increase in customer service fees for the three months ended March 31, 2014 compared to the same period in 2013 due to a change in fee structure.

Total non-interest expense decreased $162,000, or 3.7%, for the three months ended March 31, 2014 compared to the three months ended March 31, 2013. During the three months ended March 31, 2014 there was a $259,000, or 25.9%, decrease in other general and administrative expenses, a $25,000 decrease in occupancy and equipment, and a $7,000 decrease in data processing services reflective of the Company’s cost reduction strategy. These increases were offset by a $38,000, or 1.6%, increase in salaries and employee benefits which reflects the increase in ESOP expense due to an increase in the Company’s stock price. In the three months ended March 31, 2014 there was a $50,000 write-down on other real estate owned (“OREO”) compared to a $19,000 gain on OREO for the three months ended March 31, 2013. The Company’s combined federal and state effective tax rate was 36.0% for the three months ended March 31, 2014 compared to 37.0% for the same period in 2013.

Balance Sheet

The Company’s total assets increased $64.6 million, or 9.9%, from $653.0 million at June 30, 2013 to $717.6 million at March 31, 2014. Net loans, including loans held for sale, increased $47.4 million, or 10.5%, to $499.0 million at March 31, 2014. The majority of the loan increase was in the commercial loan portfolio, which increased $48.7 million, or 21.0%, in total from June 30, 2013 to March 31, 2014. Commercial real estate loans increased $32.7 million, commercial construction loans increased $6.0 million, and commercial loans increased $9.9 million. The majority of the commercial construction loans are written to become permanent financing. The Company’s strategy continues to be focused on obtaining business loans. The Company’s local focus and ability to involve all levels of senior management combined with a capability to turn around loan decisions quickly has contributed to its strong loan growth without sacrificing loan quality or underwriting standards.

Non-performing assets totaled $5.8 million or 0.82% of total assets, at March 31, 2014 compared to $5.2 million, or 0.80% of total assets, at June 30, 2013. Total non-performing assets included $4.6 million of non-performing loans and $1.2 million of other real estate owned. From June 30, 2013 to March 31, 2014, residential mortgage non-performing loans have increased $964,000; and commercial real estate non-performing loans have increased $400,000. The increase in residential mortgage non-performing loans is due to one loan totaling $1.4 million. This loan is adequately collateralized and the property is currently for sale. As of March 31, 2014, consumer, including home equity and manufactured homes, non-performing loans have decreased $235,000; and commercial non-performing loans have decreased $481,000. Impaired loans have decreased $3.3 million to $11.7 million at March 31, 2014 compared to $15.0 million at June 30, 2013. Of the $11.7 million impaired loans, $7.1 million, or 60.5%, are current with all payment terms. The Company has established $12,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.12% and the allowance for loan losses to non-performing loans ratio of 121.39% at March 31, 2014, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $62.4 million, or 11.0%, from $569.3 million at June 30, 2013 to $631.7 million at March 31, 2014. Deposits increased $28.7 million, or 6.0%, to $503.5 million at March 31, 2014 from $474.8 million at June 30, 2013. Demand deposits increased $11.6 million, money market accounts increased $13.0 million, and certificates of deposit increased $4.9 million. Savings accounts decreased $731,000, and NOW accounts decreased $76,000. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings increased $8.5 million to $13.0 million at March 31, 2014 from $4.5 million at June 30, 2013. Long-term debt increased $25.9 million, or 31.4%, to $108.4 million at March 31, 2014 from $82.5 million at June 30, 2013. The Company increased borrowings to fund loan growth at the beginning of the fiscal year.

Stockholders’ equity increased $2.2 million, or 2.6%, to $85.9 million at March 31, 2014 from $83.7 million at June 30, 2013. During the nine months ended March 31, 2014, the Company purchased 17,622 shares of Company stock for $270,000 at an average price of $15.30 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 260 shares of Company stock, at an average price of $15.52 per share, in the nine months ended March 31, 2014 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participant for settlement of tax withholding obligations. In addition, there was a $528,000 decrease in accumulated other comprehensive income from June 30, 2013 to March 31, 2014 due to the continued impact of the rising interest rate environment on the fair value of securities available for sale. Offsets to the increase in treasury stock and decrease in accumulated other comprehensive income were a $2.3 million increase in retained earnings, a $387,000 increase in additional paid-in capital, a $318,000 decrease in ESOP unearned compensation and a $6,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased to 12.0% at March 31, 2014 compared to 12.8% at June 30, 2013. The Company’s book value per share as of March 31, 2014 increased to $15.19 compared to $14.86 at June 30, 2013.

The Company also announced that the Board of Directors of the Company declared a quarterly cash dividend of $0.06 per common share, payable on May 30, 2014, to shareholders of record at the close of business on May 16, 2014.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse effect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-U.S. GAAP FINANCIAL MEASURES

This document contains certain non-U.S. GAAP financial measures in addition to results presented in accordance with U.S. GAAP. A non-GAAP financial measure is one that includes or excludes amounts that would be presented in the most directly comparable measure calculated in accordance with U.S. GAAP. These non-U.S. GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. Non-U.S. GAAP financial measures may have limitations as analytical tools. They are not a substitute for U.S. GAAP measures; they should be read and used in conjunction with the Company's U.S. GAAP financial information. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

A reconciliation of non-U.S. GAAP financial measures to U.S. GAAP measures is included in the accompanying financial tables. In all cases, it should be understood that non-U.S. GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-U.S. GAAP measure of core net income in evaluating operating trends, including components for core revenue and expense. The Company defines core net income as net income excluding non-recurring income and expense. This measure excludes amounts which the Company views as unrelated to its normalized operations, including contested shareholder meeting costs on a tax effected basis. Similarly, the efficiency ratio, return on average assets, return on average equity, basic earnings per share and fully diluted earnings per share are presented on a net income and core net income basis due to the importance of these measures to the investment community.

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1 Refer to “Non-U.S. GAAP Financial Measures” for the definition of core net income and core earnings per share. Refer to the financial schedules included in this press release for a reconciliation of core net income to net income, and core earnings per share to earnings per share together with the most directly comparable GAAP financial measure.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At March 31,	At June 30,
	2014	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$717,607	$652,962
Loans, net (1)	499,044	451,621
Securities	145,815	138,730
Deposits	503,498	474,798
Short-term borrowings	13,000	4,500
Long-term debt	108,412	82,492
Total stockholders' equity	85,867	83,659

(1) Includes loans held for sale of $370,000 at March 31, 2014, and $1.3 million at June 30, 2013.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2014	2013	2014	2013
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,434	$5,924	$19,011	$18,254
Interest expense	1,292	1,346	3,884	4,168
Net interest income	5,142	4,578	15,127	14,086
Provision for loan losses	150	100	400	325
Net interest income, after provision for loan losses	4,992	4,478	14,727	13,761
Non-interest income	748	833	2,577	2,354
Gain on sales of loans and securities, net	40	345	225	862
Non-interest expense	4,184	4,346	12,449	13,191
Income before income taxes	1,596	1,310	5,080	3,786
Income tax provision	575	485	1,831	1,430
Net income	$1,021	$825	$3,249	$2,356

Basic earnings per share	$0.19	$0.15	$0.61	$0.43
Basic weighted average shares outstanding	5,313,484	5,389,400	5,296,098	5,429,139

Diluted earnings per share	$0.19	$0.15	$0.60	$0.42
Diluted weighted average shares outstanding	5,439,177	5,560,481	5,427,953	5,557,921

	At or For The Three Months Ended March 31,		At or For The Nine Months Ended March 31,
	2014	2013	2014	2013
Selected Financial Highlights:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.58%	0.51%	0.63%	0.49%
Core return on average assets (2)	0.58%	0.51%	0.68%	0.49%
Return on average equity (ratio of net income to average equity)	4.76%	3.80%	5.11%	3.59%
Core return on average equity (2)	4.76%	3.80%	5.53%	3.59%
Average interest rate spread (3)	2.90%	2.79%	2.90%	2.92%
Net interest margin (4)	3.08%	3.01%	3.10%	3.15%
Efficiency ratio (5)	70.56%	75.50%	69.43%	76.24%
Core efficiency ratio (2)	70.56%	75.50%	67.15%	76.24%
Non-interest expense to average total assets	2.37%	2.69%	2.41%	2.77%
Non-interest income to average total assets	0.45%	0.73%	0.54%	0.67%
Dividend pay-out ratio (6)	31.58%	28.05%	29.51%	19.65%

Per Share Data:
Basic earnings per share	$0.19	$0.15	$0.61	$0.43
Core basic earnings per share (2)	$0.19	$0.15	$0.66	$0.43
Diluted earnings per share	$0.19	$0.15	$0.60	$0.42
Core diluted earnings per share (2)	$0.19	$0.15	$0.65	$0.42
Total book value per share	$15.19	$14.99	$15.19	$14.99
Market price at period end	$15.75	$16.04	$15.75	$16.04

(1)	Ratios for the three and nine months ended March 31, 2014 and 2013 are annualized where applicable.
(2)	Reconciliation of Non-U.S. GAAP financial measures, including all references to core amounts, appear on the last financial schedule attached to this press release.
(3)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(6)	Dividends declared per share divided by basic net income per common share.

	At March 31,	At December 31,	At September 30,	At June 30,
	2014	2013	2013	2013
Asset Quality Ratios:
Non-performing loans to total loans	0.92%	0.59%	0.75%	0.88%
Non-performing assets to total assets	0.82%	0.61%	0.69%	0.80%
Allowance for loan losses to non-performing loans	121.39%	184.92%	151.34%	136.06%
Allowance for loan losses to total loans	1.12%	1.10%	1.13%	1.20%

		For The Nine Months Ended March 31, 2014
Reconciliation of Non-U.S. GAAP Financial Measures: (1)		(In thousands, except share data)
Net income		$3,249
Plus: Non-recurring contested shareholder meeting expenses (2)		262
Total core net income	(A)	$3,511

Total non-interest expense		$12,449
Less: Non-recurring contested shareholder meeting expenses		(410)
Core non-interest expense	(B)	$12,039

Total average assets	(C)	$689,677
Total average equity	(D)	$84,706

Basic weighted average shares outstanding	(E)	5,296,098
Diluted weighted average shares outstanding	(F)	5,427,953

Core return (annualized) on average assets	(A/C)	0.68%
Core return (annualized) on average equity	(A/D)	5.53%
Core efficiency ratio (3)		67.15%
Core basic earnings per share	(A/E)	$0.66
Core diluted earnings per share	(A/F)	$0.65

(1)	There were no non-core charges in the three months ended March 31, 2014. There were no non-core charges in the three and nine months ended March 31, 2013.
(2)	Non-recurring contested shareholder proxy expenses are tax effected using an effective tax rate of 36%.
(3)	The core efficiency ratio represents core non-interest expense (B) for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
Chief Financial Officer and Treasurer
rmassey@hampdenbank.com